EXHIBIT 21

SUBSIDIARIES OF RPC, INC.

NAME	STATE OF INCORPORATION

Bronco Oilfield Services, Inc.	Delaware
Chippewa Sand Company, LLC	Wisconsin
Cudd Pressure Control, Inc.	Delaware
Cudd Pumping Services, Inc.	Delaware
Cudd Energy Services Australia Pty Ltd	Australia
Cudd Energy Services Gabon SARL	Gabon
International Training Services, Inc.	Georgia
Patterson Services, Inc.	Delaware
Patterson Truck Line, Inc.	Louisiana
RPC Beijing	China
RPC Energy International, Inc.	Delaware
RPC Investment Company	Delaware
RPC Energy Services of Canada, Ltd	New Brunswick, Canada
RPC Energy de Mexico	Ciudad del Carmen, Mexico
RPC Waste Management Services, Inc.	Georgia
Sand Investment Company	Delaware
Thru Tubing Solutions	Delaware
Thru Tubing Solutions Australia Pty Ltd	Australia
Well Control School Australia Pty Ltd	Australia